EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 29, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, and our report dated March 17, 2011, except for the guarantor financial information presented in Note 26 as to which the date is June 20, 2011, and except for Revision II described in Note 2 appearing on Form S-4/A filed on September 6, 2011, as to which the date is August 12, 2011 relating to the financial statements of the predecessor to LyondellBasell Industries N.V., which appear in LyondellBasell Industries N.V.’s Annual Report on Form 10-K for the year ended December 31, 2011.

PricewaterhouseCoopers LLP

Houston, Texas

August 23, 2012